Exhibit 23
                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the L.B. Foster Company 2006 Omnibus Incentive Plan of our report dated March 3, 2006, with respect to the consolidated financial statements and schedule of L. B. Foster Company included in its Annual Report (Form 10-K) for the year ended December 31, 2005, L. B. Foster Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of
L. B. Foster Company, filed with the Securities and Exchange Commission.



                                                          /s/ Ernst & Young LLP
                                                          ---------------------
                                                              Ernst & Young LLP



Pittsburgh, Pennsylvania
June 8, 2006